Exhibit 10.22
FIRST MODIFICATION AGREEMENT
     THIS FIRST MODIFICATION AGREEMENT (this “Modification”), dated as of this 11th day of July, 2005, by and among NEIGHBORHOODS CAPITAL, LLC, a Virginia limited liability company, the limited liability companies identified above their executions hereof as Borrowers or Guarantors (Capital and each of the Borrowers and Guarantors, individually, an “Obligor”, and collectively, the “Obligors”); the parties identified above their executions hereof as Lenders and other Lenders who may become a party to the Agreement (as hereinafter defined) (each, a “Lender” and, collectively, the “Lenders”) and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as a Lender, as Agent for the Lenders and as Issuing Lender.
RECITALS:
     WHEREAS, pursuant to a First Modified and Restated Loan Agreement dated November 15, 2004, by and among the Obligors, the Lenders and the Agent (the “Agreement”), the Lenders have made a Credit Facility in the principal amount not to exceed at any time outstanding $150,000,000 available to the Obligors;
     WHEREAS, the Obligors, the Lenders and the Agent desire to modify, amend and confirm the Agreement and the other Loan Documents (as hereinafter defined) as set forth in this Modification; and
     WHEREAS, capitalized terms used but not defined in this Modification shall have the meanings ascribed to them in the Agreement; the Obligors’ respective indebtedness, duties and obligations under the Agreement and the other Loan Documents are hereinafter collectively called the “Obligations”; and all liens, security interests, assignments, superior titles, rights, remedies, powers, equities and priorities securing the Agreement and/or the other Loan Documents or providing to Lenders recourse with respect thereto, are hereinafter collectively called the “Liens.”
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Obligors, the Lenders and the Agent agree to modify the Agreement as more specifically set forth below.
1. Incorporation of Recitals; Defined Terms.
     The Recitals to this Modification are hereby incorporated into this Modification and made a part hereof.
2. Modification to Certain Provisions of Agreement.
     (a) The definition of “Borrowing Base” set forth in Section 1.1 of the Agreement is hereby modified and restated as follows:

     “Borrowing Base” At the time of determination, the amount by which (1) the sum of the following amounts ((a) through (f), inclusive) for Projects which are Borrowing Base Assets as shown in the most recent Borrowing Base Report that has been received by the Agent exceeds (2) the principal amount of Subordinated Debt, if any, that has a maturity of one year or less:
     (a) Raw Land. With respect to Raw Land, the lesser of (i) fifty percent (50%) of the Land Cost of the Raw Land and (ii) fifty percent (50%) of the Appraised Value of the Raw Land;
     (b) Land Under Development. With respect to each Project which is Land Under Development, the lesser of (i) the sum of (A) seventy-five percent (75%) of the Obligor’s actual cost incurred to purchase the Land component of the Project, plus (B) (1) seventy-five percent (75%) of the Budgeted Lot Cost for the Project (less the Obligor’s actual cost incurred to purchase the subject Land), multiplied by (2) the Completion Percentage for the Project, and (ii) the sum of (A) sixty-five percent (65%) of the Appraised Value of the Land component of the Project, plus (B) (1) sixty-five percent (65%) of the Appraised Value of the Project (less the Appraised Value of the subject Land), multiplied by (2) the Completion Percentage for the Project; provided, however, that during any period in which the aggregate Appraised Value of Raw Land and Land Under Development exceeds 125% of Tangible Net Worth, 75% shall be reduced to 70% and 65% shall be reduced to 60% in the foregoing formulas with respect to the portion of Land Under Development in the Borrowing Base in excess of the amount of Land Under Development that would cause the aggregate Appraised Value of Raw Land and Land Under Development to equal 125% of Tangible Net Worth;
     (c) Finished Lots. With respect to Finished Lots, the lesser of (i) eighty percent (80%) of Finished Lot Acquisition Cost for the Finished Lot and (ii) seventy-five percent (75%) of the Appraised Value of the Finished Lot;
     (d) Model Units. With respect each Model Unit, the sum of (i) seventy-five percent (75%) of the Finished Lot Acquisition Cost for the subject Lot, plus (ii)(A) seventy-five percent (75%) of the Appraised Value of the Model Unit (less (i) noted above), multiplied by (B) the Completion Percentage for the Model Unit;
     (e) Spec Units. With respect to each Spec Unit, the sum of (i) seventy-five percent (75%) of the Finished Lot Acquisition Cost for the subject Lot plus (ii) (A) seventy-five percent (75%) of the Appraised Value of the Spec Unit (less (i) noted above), multiplied by (B) the Completion Percentage for the Spec Unit; and
     (f) Sold Units. With respect to Sold Units, the sum of (i) eighty percent (80%) of the Finished Lot Acquisition Cost for the subject Lot plus (ii)

(A) eighty percent (80%) of the applicable Contract Price (less the Finished Lot Acquisition Cost), multiplied by (B) the Completion Percentage for the Sold Unit;
     provided, however, that the Borrowing Base shall be subject to the following limitations measured in each case as of the time of determination:
     Unsold Units (Spec Units and Model Units) shall not constitute more than 30% of the portion of the Borrowing Base created by all Units (Spec Units, Model Units and Sold Units).
     The portion of the Borrowing Base supported by Raw Land shall not constitute more than 10% of the aggregate Borrowing Base; and
     The portion of the Borrowing Base supported by Raw Land, Land Under Development and Finished Lots shall not constitute more than 65% of the aggregate Borrowing Base.
     The parties agree that the Borrowing Base Report shall be modified in accordance with the foregoing definition.
     (b) The definition of “Guarantor” set forth in Section 1.1 of the Agreement is hereby modified and restated as follows:
     “Guarantor” means S-M Communities, S-M Financing, KF Neighborhoods, L.L.C., KF II Neighborhoods, LLC, Wildewood Neighborhoods, LLC and each Additional Guarantor; “Guarantors” means the collective reference to all such Persons.
     (c) The definition of “L/C Commitment” set forth in Section 1.1 of the Agreement is hereby modified and restated as follows:
     “L/C Commitment” means Thirty-Five Million and No/100 Dollars ($35,000,000).
     (d) The definition of “Permitted Liabilities” set forth in Section 1.1 of the Agreement is hereby modified and restated as follows:
     “Permitted Liabilities” means (a) the Obligations, (b) Subordinated Debt, (c) liabilities arising in the ordinary course of business, such as trade accounts payable, taxes payable, operating lease obligations and customer deposits, (d) reimbursement obligations under surety bonds, (e) monies owed pursuant to the terms of any Hedge Agreements that are contracted by the Borrowers with respect to the Obligations, and (f) Permitted Other Liabilities not exceeding the sum of (i) $25,000,000 and (ii) the potential liability for “breakage” under the terms of any Hedge Agreement entered into with respect to Permitted Other Liabilities; provided, however, the foregoing limit on Permitted Other Liabilities shall not apply from and after any date that the Lenders elect not to extend the Maturity Date.
       (e) The definition of “Obligor” set forth in Section 1.1 of the Agreement is hereby modified and restated as follows:
     “Obligor” means each Person defined as a “Obligor” in the preamble to this Modification, including, without limitation, each Borrower, each Guarantor and each Additional Borrower and Additional Guarantor; “Obligors” means the collective reference to all Persons defined as “Obligors” in the preamble to this Modification, including, without limitation, all Borrowers, all Guarantors and all Additional Borrowers and Additional Guarantors.
       (f) The definition of “Total Liabilities to Tangible Net Worth Ratio” set forth in Section 1.1 of the Agreement is hereby modified and restated as follows:
     “Total Liabilities to Adjusted Tangible Net Worth Ratio” has the meaning given to it in Section 8.4.
       (g) The following terms and meanings are hereby added to Section 1.1 of the Agreement:
     (i) “Adjusted Tangible Net Worth” means Tangible Net Worth plus the lesser of (a) fifty percent (50%) of Subordinated Debt or (b) thirty-five percent (35%) of Adjusted Tangible Net Worth, such that Tangible Net Worth shall never be less than sixty-five percent of Adjusted Tangible Net Worth.
     (ii) “Debt” means with respect to any Person (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, (iv) all obligations of such Person under capital leases, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all obligations of others secured by a lien on any asset of such Person, whether or not any such obligation is assumed by such Person, and (vii) all obligations of others guarantied by such Person.
     (iii) “S-M Communities” means Stanley-Martin Communities, LLC, a Delaware limited liability company.
     (iv) “S-M Financing” means Stanley-Martin Financing Corp., a Delaware corporation.
     (v) “Subordinated Debt” means any indebtedness for borrowed money or the deferred payment of real property, goods or services issued by S-M

Communities, (a) which (i) is not secured directly or indirectly by a lien on any assets of any Obligor, (ii) matures not earlier than twelve (12) months after the final maturity of this facility, and (iii) contains no covenant that is more restrictive than those contained herein, and (b) the repayment of which indebtedness, including any guaranties thereof, has been fully subordinated to all obligations of the Obligors or any one or more of them including S-M Communities to the Lenders, or any of them, by provisions substantially similar to those set forth in Exhibit O attached hereto or by other provisions acceptable to the Agent; provided that each Co-Issuer (as defined in Exhibit O) and any other Person who or which is directly or indirectly obligated on the Subordinated Debt is also an Obligor.
      (h) Section 7.15 of the Agreement is modified and restated as follows:
     Section 7.15 Additional Debt.
     Other than trade payables, capital leases, and bonds posted for work completion incurred in the ordinary course of business, the Obligors shall not be permitted to incur Debt in addition to the Obligations and the Permitted Liabilities without the prior written consent of the Required Lenders.
      (i) The following is hereby added as Section 7.16 of the Agreement:
     Section 7.16 Prepayment of Subordinated Debt.
     The Obligors shall not prepay or repurchase the Subordinated Debt and will not defease their obligations with respect to the Subordinated Debt without the prior written consent of the Required Lenders.
      (j) Section 8.3 of the Agreement is modified and restated as follows:
     Section 8.3 Adjusted Tangible Net Worth.
     The Obligors shall maintain a minimum Adjusted Tangible Net Worth equal to $32,000,000 from the date of Closing through and including December 31, 2003. Each December 31st thereafter, the minimum Adjusted Tangible Net Worth (for such date and the following Fiscal Year through and including December 31st) will increase by twenty-five percent (25%) of the Obligors’ net income for the most recently ended Fiscal Year. Notwithstanding the above, quarterly testing of minimum Adjusted Tangible Net Worth on March 31st, June 30th and September 30th of each Fiscal Year shall allow for a ten percent (10%) reduction of Adjusted Tangible Net Worth as it may apply solely to the payment of federal and state income taxes.

      (k) Section 8.4 of the Agreement is modified and restated as follows:
     Section 8.4 Total Liabilities to Adjusted Tangible Net Worth Ratio.
     The ratio of Total Liabilities to Adjusted Tangible Net Worth shall not be more than 3.0:1.0 at the end of each Fiscal Quarter (the “Total Liabilities to Adjusted Tangible Net Worth Ratio”).
      (l) Section 8.6 of the Agreement is modified and restated as follows:
     Section 8.6 Land to Adjusted Tangible Net Worth Covenant.
     The ratio of Land (Appraised Value of Raw Land and Land Under Development) to Adjusted Tangible Net Worth (stated as percentage) shall not exceed: (a) at any time prior to the issuance of Subordinated Debt, one hundred sixty percent (160%); and (b) at or at any time after issuance of Subordinated Debt, one hundred fifty percent (150%).
      (m) Section 9.1 of the Agreement is amended to add the following as subsection (k) thereof:
     (k) Default in Payment of Subordinated Debt. The Obligors shall default beyond any applicable notice and cure period under documents which evidence the Subordinated Debt.
      (n) Section 11.26 of the Agreement is amended to add the following as subsections (d), (e) and (f) thereof:
     (d) S-M Communities, S-M Financing and the other Obligors hereby acknowledge, confirm and agree that on and as of the date of this Modification, S-M Communities and S-M Financing have each become a Guarantor, and, along with the other Guarantors, are included in the definition of “Guarantor” under the Agreement, the Guaranty, the Assignment of Contracts and the other Loan Documents for all purposes thereof, and as such shall be jointly and severally liable, as provided in the Guaranty, for all Liabilities (as defined in the Guaranty) (whether incurred or arising prior to, on, or subsequent to the date hereof) and otherwise bound by all of the terms, provisions and conditions thereof.
     (e) Without in any way implying any limitation on any of the provisions of the Agreement, each of S-M Communities and S-M Financing hereby joins in the representations and warranties contained in the Loan Documents and represents and warrants that the same are true and correct on and as of the date hereof as if made on and as of such date, both before and after giving effect to this Modification, and that no Event of Default or Default has occurred and is continuing or exists or would occur or exist after giving effect to this Modification.

     (f) Upon the execution and delivery of this Modification, the Agent shall have received the following with respect to S-M Communities and S-M Financing:
     (i) a certificate of good standing certified by the Secretary of State, or other appropriate Governmental Authority, of its state of formation;
     (ii) a complete copy of its organizational documents and all amendments thereto;
     (iii) a certificate dated as of such date by its Secretary or an Assistant Secretary covering:
     (A) true and complete copies of its organizational and governing documents and all amendments thereto;
     (B) true and complete copies of the resolutions of its Members authorizing (A) the execution, delivery and performance of the Loan Documents to which it is a party, (B) the obligations thereunder, and (C) the granting of the Liens contemplated by the Loan Documents to which it is a party; and
     (C) the incumbency, authority and signatures of its Member authorized to sign this Modification and the other Loan Documents to which it is a party; and
     (iv) the favorable opinion of its counsel addressed to the Agent.
     (o) The letter agreement dated February 1, 2005 among the Obligors, the Lenders and the Agent with respect to the L/C Commitment is hereby merged into this Modification and such letter agreement is of no further force and effect as an independent document.
3. Representations and Warranties.
     The Obligors, respectively, hereby reaffirm all of representations and warranties set forth in the Agreement and the other Loan Documents, and further represent and warrant that (a) the execution and delivery of this Modification do not contravene, result in a breach of, or constitute a default under, any deed of trust, loan agreement, indenture or other contract or agreement to which any Obligor is a party or by which any Obligor or any of its properties may be bound (nor would such execution and delivery constitute such a default with the passage of time or the giving of notice or both), and do not violate or contravene any law, order, decree, rule, regulation or restriction to which any Obligor or any of its properties is subject; (c) this Modification constitutes the legal, valid and binding obligation of each Obligor, enforceable in accordance with its terms; (d) the execution and delivery of, and performance under, this Modification are within each Obligor’s power and authority without the joinder or consent of any other party and are not in contravention of any law and have been duly authorized by all requisite action, and, are not in contravention of such Obligor’s certificate of organization, operating agreement or other limited liability company organizational documents if the Obligor is a limited liability company or such Obligor’s certificate of incorporation, by-laws or other corporate organizational documents if the Obligor is a corporation; (e) there exists no default under the Agreement or any other Loan Document; (f) there are no offsets, claims or defenses with respect to the Obligations or the Agreement or any other Loan Document; and (g) each Obligor other than S-M Financing is a duly organized and legally existing limited liability company in good standing under the laws of the Commonwealth of Virginia or, in the case of S-M Communities, Delaware, each Guarantor other than S-M Financing and S-M Communities is qualified to do business in the State of Maryland and S-M Financing is a duly organized and legally existing corporation in good standing under the laws of Delaware. Each Obligor further represents and warrants that, except as disclosed in writing to the Agent, there is no suit, judicial or administrative action, claim, investigation, inquiry, proceeding or demand pending (or, to such Obligor’s knowledge, threatened) against (i) any Obligor, or (ii) which affects the Collateral or any Obligor’s title to the Collateral purported to be owned by such Obligor, or (iii) which affects the validity, enforceability or priority of the Agreement or any other Loan Document or any Lien. Each Obligor, jointly and severally, agrees to indemnify and hold the Lenders harmless against any loss, claim, damage, liability or expense (including, without limitation, reasonable attorneys’ fees) incurred as a result of any representation or warranty made by any Obligor herein which proves to be untrue or inaccurate in any material respect, and that, at Agent’s option, any such occurrence shall constitute an Event of Default.
4. Renewal; Lien Continuation; No Novation.
     The Obligors, respectively, hereby renew the Obligations for which they are responsible under the Agreement, as modified by this Modification, and under the other Loan Documents and promise to pay and perform all Obligations for which they are responsible under the Agreement, as modified by this Modification, and the other Loan Documents. The Obligors, respectively, ratify and confirm the Liens as valid, subsisting and continuing to secure the Obligations, as modified by this Modification. This Modification shall not in any manner diminish, impair, release, waive or extinguish the Obligations or the Liens. The execution and delivery of this Modification shall not constitute a novation of the debt evidenced and secured by the Agreement and the other Loan Documents.
5. Miscellaneous.
     Unless specifically modified in this Modification, all terms of the Agreement and the other Loan Documents shall remain in full force and effect. To the extent of any direct conflict between the Agreement and the other Loan Documents and this Modification, this Modification shall control. This Modification (a) shall bind and benefit the parties hereto and their respective successors and assigns; (b) shall be governed by the laws of the Commonwealth of Virginia and

United States federal law; and (c) may be executed in several counterparts, and by the parties hereto on separate counterparts, and each counterpart, when executed and delivered, shall constitute an original agreement enforceable against all who signed it without production of or accounting for any other counterpart, and all separate counterparts shall constitute the same agreement.
6. Reaffirmation of Guaranty.
     Without limiting the other provisions of this Modification, each Guarantor hereby consents to and joins in this Modification and hereby declares to and agrees with the Lenders that the Guaranty is and shall continue in full force and effect for the benefit of Lenders with respect to the Obligations, as modified by this Modification, that there are no offsets, claims or defenses of Guarantor with respect to the Guaranty or the Obligations, that the Guaranty is not diminished or impaired, released, waived or extinguished in any way by this Modification or the transactions contemplated hereby, and that the Guaranty is hereby ratified and confirmed in all respects. Each Guarantor further hereby reaffirms all of the representations and warranties set forth in the Guaranty. Each Guarantor acknowledges that the Lenders would not execute this Modification or otherwise consent to its terms without the foregoing agreements.
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     WITNESS THE FOLLOWING EXECUTIONS AND SEALS.

OBLIGORS:

BORROWERS:

NEIGHBORHOODS CAPITAL, LLC

By	Martin K. Alloy	(SEAL)

Name: Martin K. Alloy
Title: Chairman

BRAM NEIGHBORHOODS, LLC,
GLENKIRK NEIGHBORHOODS, LLC,
GLYNN TARRA ESTATES, LLC,
NEIGHBORHOODS I, L.L.C.,
NEIGHBORHOODS II, LLC,
NEIGHBORHOODS III, LLC,
NEIGHBORHOODS IV, LLC,
COLES RUN NEIGHBORHOODS, LLC,
ZION NEIGHBORHOODS, LLC,
WALL NEIGHBORHOODS, LLC,
MARUMSCO NEIGHBORHOODS, LLC,
NEIGHBORHOODS VI, LLC,
BEECH GROVE NEIGHBORHOODS, LLC,
NEIGHBORHOODS V, LLC,
LANDMARK NEIGHBORHOODS, LLC,
BRAM III NEIGHBORHOODS, LLC
OLD DOMINION NEIGHBORHOODS, LLC, and
SPRING PARK NEIGHBORHOODS, LLC
FAIR OAKS NEIGHBORHOODS, LLC

By:	NEIGHBORHOODS CAPITAL, LLC,
its Sole Member

By:	Martin K. Alloy	(SEAL)
Name: Martin K. Alloy
Title: Chairman
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EXHIBIT O
SUBORDINATION PROVISIONS
     1. For purposes of these Subordination Provisions:
          “Cash Equivalents” means (1) marketable obligations with a maturity of 360 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (2) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million and is assigned at least a “B” rating by Thomson Financial BankWatch; (3) commercial paper maturing no more than 180 days from the date of creation thereof issued by a corporation other than S-M Communities or any person that controls, is controlled by or is under common control with S-M Communities, and is organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Rating Services or at least P-1 by Moody’s Investors Service, Inc.; (4) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above; and (5) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (4) above.
          “Co-Issuer” means Stanley-Martin Financing Corp. and any other co-maker of this Note.

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          “Designated Senior Debt” means (1) Senior Debt and Guarantor Senior Debt under or in respect of the Credit Facilities and (2) any other indebtedness constituting Senior Debt or Guarantor Senior Debt which, at the time of determination, has an aggregate principal amount of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as “Designated Senior Debt.”
          “Guarantor” means any guarantor of this Note, including without limitation, the Borrower.
          “Payment Blockage Notice”means (a) a notice from the Agent in the case of Senior Debt now or hereafter existing under the Credit Agreement or the agent or representative of any other Senior Debt, or in the absence of any agent or representative, the holders of a majority in outstanding principal amount of such Senior Debt, that an event of default other than a payment default has occurred and is continuing.
          “Permitted Junior Securities”means (a) equity interests in S-M Communities, any Co-Issuer or any Guarantor; or (b) debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to (i) all Senior Debt and Guarantor Senior Debt and (ii) any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guaranties are subordinated to Senior Debt and Guarantor Senior Debt.
          “Senior Debt” means all obligations of Stanley-Martin Communities, LLC (“S-M Communities”) now existing or hereafter arising under the First Modified and Restated Loan Agreement dated November 15, 2004, as amended and as it may be amended or supplemented or amended and restated from time to time hereafter, including specifically any amendments,

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supplements or amendments and restatements that extend the maturity or term thereof that may result in the increase in the amount of indebtedness thereunder (the “Credit Agreement”), by and among Neighborhoods Capital, LLC, (the “Borrower”), S-M Communities and the other Obligors (as defined therein), the Lenders now or hereafter party thereto, Wachovia Bank, National Association, as Agent for the Lenders (the “Agent”) and as Issuing Lender, all obligations of S-M Communities to Wachovia Bank, National Association, Branch Banking and Trust Company, Key Bank National Association, First Horizon Home Loan Corporation and the other lenders which may become parties to the Credit Agreement (collectively, the “Lenders”), or to any of them, under or otherwise arising out of any interest rate protection agreement with respect to obligations under the Credit Agreement, and all guaranties thereof (“Note Guaranties”) and together with any other guaranties of Senior Debt, the “Guarantor Senior Debt”) and collateral security therefore (collectively, the “Credit Facilities”), and all other obligations and liabilities of S-M Communities to the Lenders, or to any of them, however incurred, whether direct or indirect, absolute or contingent, whether now existing or hereafter arising and including, without limiting the generality of the foregoing, any indebtedness of any other entity, the repayment of which is guaranteed by S-M Communities.
          “Subordinated Debt” means all obligations of S-M Communities to the holder (the “Holder”) of this Note (the “Note”) under this Note, and all guaranties thereof by the Borrower or any Obligor.
          “Trustee” means the trustee, if any, named in the indenture or other instrument pursuant to which the Notes are issued.
     2. (a) The Holder, for itself, its successors and assigns (including all subsequent holders of this Note), hereby absolutely and unconditionally subordinates the Subordinated Debt to

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the Senior Debt (whether outstanding on the date hereof or hereafter created, assumed or guaranteed) in right of payment to the extent and in the manner provided in this Section.
          (b) The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all principal, interest, penalties, fees, costs, indemnification reimbursements, expenses, damages and other liabilities due in respect of Senior Debt before the holders of Subordinated Debt will be entitled to receive any payment or distribution of any kind or character with respect to any obligations on or relating to the Subordinated Debt (other than in Permitted Junior Securities) in the event of any distribution to creditors of S-M Communities or any Co-Issuer:
(i)	in a total or partial liquidation, dissolution or winding up of S-M Communities or any Co-Issuer;

(ii)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to S-M Communities or any Co-Issuer or their respective assets;

(iii)	in an assignment for the benefit of creditors; or

(iv)	in any marshalling of the assets and liabilities of S-M Communities or any Co-Issuer.
The holder of the Note agrees that if a payment or distribution is made to it that should not have been made, because of these subordination provisions, it will hold such payment or distribution in trust for the holders of the Senior Debt and pay the payment or distribution over to the holders of the Senior Debt, as their interests may appear.
          (c) In addition, neither S-M Communities nor any Co-Issuer may make any payment or distribution of any kind or character with respect to any Obligations on or relating to the Notes or acquire any Notes for cash or assets or otherwise (other than, in either case, Permitted Junior Securities), if:

(i)	a payment default (whether at stated maturity, upon acceleration or otherwise) on any Senior Debt occurs and is continuing beyond any applicable grace period; or

(ii)	any other default occurs and is continuing on any Designated Senior Debt that permits holders of such Designated Senior Debt to accelerate its maturity and the Trustee receives a Payment Blockage Notice.
          (d) Payments on and distributions with respect to the Notes may be resumed:
(i)	in the case of a payment default (whether at stated maturity, upon acceleration or otherwise), upon the date on which all payment defaults are cured or waived; and

(ii)	in case of a nonpayment default, the earliest of (1) the date on which all such nonpayment defaults are cured or waived, (2) 179 days after the date on which the applicable Payment Blockage Notice is received or (3) the date on which the Trustee receives notice from the representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.
          (e) No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and at least 181 consecutive days shall have elapsed during such 360-day period during which no Payment Blockage Notice was in effect.
          (f) No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action or any breach of any financial covenants for a period ending after the date of delivery of the initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing will constitute a new default for this purpose.

          (g) S-M Communities will promptly notify the Agent if payment of this Note is accelerated because of an event of default.
     3. These Subordination Provisions shall inure to the benefit of the respective successors and assigns of the Lenders, and to subsequent holder or holders of the Senior Debt and shall be binding upon the successors and assigns of the Holder.
     4. Address for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:	Neighborhoods Capital, LLC
1881 Campus Commons Drive
Reston, Virginia 20191
Attention: Martin K. Alloy
Telephone No.: (703) 715-7800
Telecopy No.: (703) 715-8078

With a copy to:	Stuart M. Ginsberg, Esquire
Vice President and General Counsel
Stanley Martin Companies, Inc.
1881 Campus Commons Drive
Suite 101
Reston, Virginia 21091
Telephone No.: (703) 715-5811
Telecopy No.: (703) 715-8078

If to S-M Communities:	Stanley-Martin Communities, LLC
1881 Campus Commons Drive
Reston, Virginia 20191
Attention: Martin K. Alloy
Telephone No.: (703) 715-7800
Telecopy No.: (703) 715-8078

With a copy to:	Stuart M. Ginsberg, Esquire
Vice President and General Counsel
Stanley Martin Companies, Inc.
1881 Campus Commons Drive
Suite 101
Reston, Virginia 21091
Telephone No.: (703) 715-5811
Telecopy No.: (703) 715-8078

If to the Agent:	Wachovia Bank, National Association
1753 Pinnacle Drive, 5th Floor
McLean, Virginia 22102-4099
Attention: Meg Dunsmore
Telephone No. (703) 760-6068
Telecopy No. (703) 760-6134

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